Exhibit 99.1

Reticulate Micro Partners with K2 Endeavor to Revolutionize Commercial Data Compression Technology Services

Palm Bay, FL — December 3, 2024 — Reticulate Micro, Inc.,

The telecommunications industry welcomes a transformative new player, RMX, formed through the strategic partnership between Reticulate Micro and K2 Endeavor. This collaboration combines Reticulate Micro’s advanced military-grade compression technology expertise with K2 Endeavor’s 30-year legacy in value-added telecom services, creating a company, we believe, uniquely positioned to redefine data compression and connectivity solutions for commercial markets.

RMX’s launch marks the introduction of a revolutionary data compression technology that has proven success in military applications. By merging Reticulate Micro’s military-grade innovations with K2 Endeavor’s deep market knowledge and service delivery capabilities, RMX is set to provide unparalleled performance, efficiency, and scalability.

“RMX represents the synergy of two pioneers,” said Karl Kit, CEO of RMX. “By uniting Reticulate Micro’s technical superiority with K2 Endeavor’s extensive market expertise, we’re introducing a commercial solution that, in my opinion, will reshape how data is compressed, transmitted, and utilized across industries.”

The new compression technology, scheduled to launch in [1st Quarter] 2025, offers organizations the tools to reduce costs, enhance bandwidth efficiency, and deliver superior data streaming performance. This innovation is poised to address the surging global demand for faster, more efficient data solutions.

“This partnership marks a defining moment for Reticulate Micro,” said Andrew Sheppard, CEO of Reticulate Micro. “By combining our proven compression technology with K2 Endeavor’s expertise in the telecommunications sector, we believe, we are creating a game-changing solution that will redefine data efficiency and connectivity in the commercial sector.”

About Reticulate Micro

Reticulate Micro, Inc., headquartered in Palm Bay, Florida, is a video technology company focused on addressing the world’s growing crisis in video data transmission and storage. Through its proprietary VAST (Video Adaptive Systems Technology) platform, Reticulate is aiming to transform how organizations capture, transmit, store and share visual data. The Company’s battle-tested technology, proven in military applications, reduces video bandwidth, storage, and power consumption by up to 50% while maintaining quality across any network or hardware platform. From defense to AI and enterprise applications, Reticulate endeavors to redefine how organizations handle the growing demands of video data worldwide.

About K2 Endeavor

K2 Endeavor DMCC headquartered in Dubai, UAE is a recognized VAS (Valued Added Services) provider to the global telecommunications industry with a legacy spanning over 30 years. Renowned for its expertise in delivering VAS and managed solutions, the company has played an important role in introducing innovative services to telecommunication companies throughout the World. With a commitment to innovation, K2 Endeavor specializes in integrating cutting-edge technologies to meet the evolving demands of the digital era, empowering businesses with scalable, secure, and cost-effective solutions. Its extensive experience and customer-focused approach position K2 Endeavor as a trusted leader in telecommunications and beyond.

Cautionary Note Regarding Forward-Looking Statements:

This press release contains forward-looking statements that are subject to various risks and uncertainties. In addition, our representatives or we may make forward-looking statements orally or in writing from time to time. We base these forward-looking statements on our expectations and projections about future events, which we derive from the available information. Such forward-looking statements relate to future events or our future performance, including our financial performance and projections, revenue and earnings growth, and business prospects and opportunities. You can identify forward-looking statements by those that are not historical facts, particularly those that use terminology such as “intends,” “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. Although the Company believes that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are contained, and the Company does not undertake any duty to update any forward-looking statements except as may be required by law.

Important Notice the Regarding Our Regulation A Offering

An offering statement regarding our offering of units consisting of one share of class A common stock and a warrant to purchase one share of class A common stock has been filed with the SEC. The SEC has qualified that offering statement, which means that Reticulate Micro may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link.

Investing in a public offering like our Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of your investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC’s Investor Alert.

Neither this document nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by Reticulate Micro or any third party. The content of this document is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by Reticulate Micro is only being made pursuant to the offering circular described above. The content of this document is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment in Reticulate Micro.

Contact:

Media:

Reticulate Micro Media Relations
media@reticulate.io

Investor Relations:

Reticulate Micro Investor Relations
ir@reticulate.io